Exhibit 19.1

M3-BRIGADE ACQUISITION VI CORP.

Securities trading POLICY

Purpose

To describe the standards concerning the handling of non-public information relating to M3-Brigade Acquisition VI Corp. (the “Company”) and the buying and selling of securities of the Company.

Persons Affected and Prohibited Transactions

The general prohibitions of this Policy apply to all officers, directors, partners and employees of the Company and its subsidiaries.

The same restrictions described in this Policy also apply to your spouse, minor children and anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor and investment funds or other similar vehicles with which you are affiliated (collectively “Related Parties”). You will be responsible for compliance with this Policy by your Related Parties.

For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company shares, options, puts and calls or other derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, sales of Company shares acquired upon the exercise of share options, broker-assisted cashless exercises of share options, market sales to raise cash to fund the exercise of share options and trades in Company shares made under an employee benefit plan, such as a 401(k) plan.

Policy Statement

Without following the pre-clearance procedure (as discussed further below), neither you nor any Related Party:

●	may effect transactions in securities of the Company (including entering into, modifying or terminating a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or engage in any action that takes advantage of material nonpublic information relating to the Company;

●	may pass material nonpublic information relating to the Company on to any person outside the Company, except as permitted under applicable Company policies and procedures;

●	suggest or otherwise recommend that any person effect a transaction in securities of the Company or engage in any other action that takes advantage of material nonpublic information relating to the Company; or

●	assist anyone engaged in any of the foregoing activities.

This Policy will continue to apply after termination of employment to the extent that you are in possession of material nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.

This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including any entity with which we may be negotiating a major transaction or business combination.

Neither you nor any Related Party may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company. In short, any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

●	a pending or proposed merger, joint venture, acquisition or tender offer;

●	the offering of additional securities;

●	changes in senior management or other key employees;

●	significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;

●	impending bankruptcy or other financial liquidity problems; and

●	changes in legislation affecting our business.

To provide assistance in preventing inadvertent violations of the law the Company established a pre-clearance procedure for all transactions in securities of the Company by you or related parties (as further discussed below).

20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before requesting pre-clearance to engage in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, you must not pass the information on to others. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public. You will not be granted clearance to trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information.

Confidentiality Obligations. The restrictions and the pre-clearance procedures set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that you have to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.

You should take precautions to prevent the unauthorized disclosure or other misuse of such information by maintaining files securely, avoiding discussions of such information in public and taking extra care when distributing such information electronically.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, you, and your Related Parties, are prohibited from engaging in any of the following activities with respect to securities of the Company, unless approved in accordance with the pre-approval procedure described below:

Purchases of securities of the Company on margin. You may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company in margin accounts

Short sales (i.e., selling shares you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling Company securities short. This Policy is simply expanding this prohibition to cover partners and employees.

Buying or selling puts, calls, options or other derivatives in respect of securities of the Company. This prohibition extends to any instrument whose value is derived from the value of any securities (e.g., ordinary shares) of the Company. This prohibition does not apply to the Company’s warrants.

Unless approved in accordance with the pre-approval procedure described below, you, and your designees, are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities whether they are (1) granted to you by the Company as part of your compensation; or (2) otherwise held, directly or indirectly, by you.

Although the Company is not prohibiting standing or limit orders, you should use extreme caution if you engage in standing or limit orders (other than as established in connection with a Rule 10b5-1 plan) since the clearance to engage in transactions in securities of the Company will only be valid for three business days following the approval date. This could lead to inadvertent trading following the lapse of the clearance period.

Pre-Clearance of Securities Transactions

To provide assistance in preventing inadvertent violations of the law (which could result for example, from failure by directors and officers subject to reporting obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

All transactions in securities of the Company by you or your Related Parties must be pre-cleared with the Company’s Secretary.

Persons subject to these restrictions should contact the Secretary in advance and may not effect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for three business days following the approval date. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within such three business day period, the transaction must again be pre-cleared.

To the extent that a material event or development affecting the Company remains nonpublic, persons will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.

Assistance

Any person who has any questions about this Policy or about specific transactions may contact the Secretary. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you.

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